Ex. 4(f)

ABCDE

                               MERGER ENDORSEMENT

This endorsement attaches to and forms a part of your Alexander Hamilton Life Insurance Company of America policy, contract or certificate.

Effective August 1, 2000, Alexander Hamilton Life Insurance Company of America is merged into Jefferson Pilot Financial Insurance Company and the surviving company is Jefferson Pilot Financial Insurance Company.

The policy, contract or certificate to which this endorsement is attached is amended by changing all references to "Alexander Hamilton Life Insurance Company of America" to "Jefferson Pilot Financial Insurance Company".

The Home Office of Jefferson Pilot Financial Insurance
Company is:                                              8801 Indian Hills Drive
                                                         Omaha, NE 68114

All servicing and terms of your policy, contract or certificate remain the same.

The effective date of this endorsement is August 1, 2000.

Signed for Jefferson Pilot Financial Insurance Company

DEF                                             ABC

Chief Executive Officer                         Secretary


AMD-5802